Exhibit 4

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 9, 2013, is entered into by and among John H. Krehbiel, Jr., Frederick A. Krehbiel (each of John H. Krehbiel, Jr. and Frederick A. Krehbiel, an “Individual Stockholder” and, together, the “Individual Stockholders”), Krehbiel Limited Partnership, an Illinois limited partnership (the “LP Stockholder”), Krehbiel Children’s Trust dated December 15, 1976, John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended, Frederick A. Krehbiel Trust dated June 4, 1981, as amended, John H. Krehbiel, Sr., Trust H under agreement dated April 4, 1973 (each of the listed trusts, a “Trust Stockholder” and the Trust Stockholders together with the Individual Stockholders and the LP Stockholder, the “Stockholders”), Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Merger Sub and Molex Incorporated, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company (as the same may be amended after the date hereof, the “Merger”); and

WHEREAS, as a condition of and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.

For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1.

“Acquisition Proposal” has the meaning set forth in the Merger Agreement.

“Additional Owned Shares” means all Shares and any other Equity Securities in the Company which are beneficially owned by any Stockholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of any Stockholder.

“Alternative Acquisition Agreement” has the meaning set forth in the Merger Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“business day” has the meaning set forth in the Merger Agreement.

“Change of Recommendation” has the meaning set forth in the Merger Agreement.

“Class A Common Stock” has the meaning set forth in the Merger Agreement.

“Class B Common Stock” has the meaning set forth in the Merger Agreement.

“Closing” has the meaning set forth in the Merger Agreement.

“Common Stock” has the meaning set forth in the Merger Agreement.

“Company” has the meaning assigned thereto in the recitals hereof.

“Company Stockholders Meeting” has the meaning assigned thereto in Section 2 hereof.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosed Owned Securities” has the meaning assigned thereto in Section 5(a) hereof.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Equity Interests” has the meaning set forth in the Merger Agreement.

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Governmental Entity” has the meaning set forth in the Merger Agreement.

“HSR Act” has the meaning set forth in the Merger Agreement.

“Improved Proposal” has the meaning assigned thereto in Section 2(a)(i) hereof.

“Liens” has the meaning assigned thereto in Section 5(a) hereof.

“Owned Shares” means all Shares and any other Equity Interests in the Company which are beneficially owned by any Stockholder or any of its Affiliates as of the date hereof.

“Person” has the meaning set forth in the Merger Agreement.

“Representatives” has the meaning assigned thereto in Section 3(b) hereof.

“Shares” has the meaning set forth in the Merger Agreement.

“Stockholder Vote Option” has the meaning set forth in the Merger Agreement.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Superior Proposal” has the meaning set forth in the Merger Agreement.

“Superior Proposal Notice” has the meaning set forth in the Merger Agreement.

“Takeover Laws” has the meaning set forth in the Merger Agreement.

“Term” has the meaning assigned thereto in Section 6 hereof.

“Transactions” has the meaning set forth in the Merger Agreement.

“Transfer” means, with respect to an Equity Interest, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Equity Interest or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Stockholder Vote.

(a) Voting Agreement. At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought as to a matter described in any of clauses (i) – (vii) below (each, a “Company Stockholders Meeting”), each Stockholder shall, and shall cause the holder of record of any Covered Shares to, (i) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(i) in favor of adopting the Merger Agreement, including the agreement of merger contained therein, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement, or any amendment that (y) increases the cash consideration per Share equal to or greater than the consideration to be received by the Company’s stockholders in the Merger or (z) otherwise improves other terms, if any, of the Transactions for the benefit of the Company’s stockholders (without reducing the cash consideration per Share to be received by the Company’s stockholders in the Merger) (an “Improved Proposal”);

(ii) in favor of any adjournment or postponement recommended by the Company or requested by Parent pursuant to Section 6.3 of the Merger Agreement with respect to any stockholder meeting with respect to the Merger Agreement and the Merger or any Improved Proposal;

(iii) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case other than any Improved Proposal;

(v) against any proposal, action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) could reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (3) except as expressly contemplated by the Merger Agreement, change in any manner the capitalization of, including the voting rights of any class of capital stock of, the Company;

(vi) in favor of any non-binding advisory vote on “golden parachute” executive compensation arrangements if required by Rule 14a-21(c) under the Exchange Act; and

(vii) Stockholders shall not propose, commit or agree to take any action inconsistent with any of the foregoing clauses (i) – (vi).

(b) Relief from Certain Obligations with Respect to the Common Stock.

(i) In the event that a Change of Recommendation occurs in favor of a Superior Proposal then, notwithstanding anything to the contrary contained in this Agreement, Stockholders shall be relieved of their obligations under this Section 2 of this Agreement with respect to the Covered Shares that are Common Stock; provided that if at any time thereafter such proposal shall no longer constitute a Superior Proposal under the Merger Agreement, the obligations of Stockholders as to the Covered Shares under this Section 2 shall, without the requirement of any action by a party hereto, then and thereafter again become binding with respect to the Covered Shares. Such relief of Stockholders’ obligations under this Section 2 shall, however, only become effective if a written notice (which may be given by electronic mail) by Stockholders that they demands the relief provided by this Section 2(b) is delivered to Parent at least two (2) business days prior to the expiration of the Stockholder Vote Option. For the avoidance of doubt, under no circumstances will Stockholders be relieved of their obligations under this Section 2 with respect to the Class B Common Stock, notwithstanding any Change of Recommendation.

(c) Irrevocable Proxy.

(i) Each Stockholder hereby (A) irrevocably grants to, and appoints, Parent, and any Person designated in writing by Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of the Covered Shares or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of Section 2(a) hereof solely with respect to matters set forth in Sections 2(a)(i) – (vi) and (B) revokes any and all proxies heretofore given in respect of the Covered Shares. For the avoidance of doubt, nothing herein shall restrict any Stockholder from voting or granting consents or approvals in respect of the Covered Shares for any matters other than those set forth in Sections 2(a)(i) – (vii).

(ii) The attorneys-in-fact and proxies named above are hereby authorized and empowered by the relevant Stockholder at any time during the Term (as defined below) to act as such Stockholder’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of such Stockholder with respect to the Covered Shares (including the power to execute and deliver written consents) solely with respect to matters set forth in Sections 2(a)(i) – (vii), at every Company Stockholders Meeting and in every written consent in lieu of such a meeting in accordance with the terms of Section 2(a) hereof.

(iii) Each Stockholder hereby represents to Parent that any proxies heretofore given in respect of the Covered Shares are not irrevocable and that any such proxies are hereby revoked, and each Stockholder agrees to promptly notify the Company of such revocation. Each Stockholder hereby affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy granted herein is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, each Stockholder agrees to vote the Covered Shares and take such other required actions in accordance with Section 2(a) hereof.

(iv) During any period of time in which any Stockholder is relieved of its obligations with respect to the Covered Shares in accordance with Section 2(b) hereof, then any proxies of such Stockholder granted pursuant to this Section 2(c) relating to the Covered Shares shall be suspended.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, each Stockholder shall be permitted to Transfer any Covered Shares for bona fide estate planning purposes; provided, however, that as a condition to the effectiveness of such Transfer, the transferee shall agree in writing to be bound by the terms of this Agreement and, provided, further, that no such Transfer shall relieve the transferor of any of its obligations hereunder. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b) No Solicitation, Discussion or Negotiation. Subject to Section 7, each Stockholder hereby agrees that such Stockholder shall not, and shall instruct and cause its officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors and representatives (collectively, its “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries, discussions or the making of any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any Alternative Acquisition Agreement;

(iii) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement in respect of or in contemplation of an Acquisition Proposal;

(iv) engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal or the acquisition of any interest in the Covered Shares;

(v) furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the books or records or directors, officers, employees or advisors of the Company or any of its Subsidiaries, to any third party that, to the knowledge of the such Stockholder, after consultation with the Company and its Representatives, is seeking to or may make, or has made, an Acquisition Proposal;

(vi) take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal; or

(vii) propose, commit or agree to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, no Stockholder shall have any monetary liability under this Section 3(b); provided, however, that nothing herein shall limit Parent’s right to seek specific performance and other nonmonetary remedies pursuant to Section 8(h) or otherwise.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other Equity Interests or rights of the Company by any Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other Equity Interests or rights of the Company issued to or acquired by such Stockholder or any of its Affiliates.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Each Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder may have and (ii) agrees (A) not to commence any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or (B) not to commence or participate in, and to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors, in each case of clause (A) and (B), (w) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (x) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the Transactions contemplated thereby, (y) making any claim with respect to SEC disclosure (or other disclosure to the Company’s stockholders) in connection with the negotiation, execution or delivery of this Agreement or the Merger Agreement or the approval or consummation of the Merger, or (z) making any aiding and abetting or similar claim against Parent or Merger Sub, or any of their respective Affiliates or Representatives, in connection with the foregoing.

(c) Communications. Subject to Section 7 and unless required by applicable law, no Stockholder may, and each Stockholder shall cause its Representatives not to, make any press release or other public announcement with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, or any alternative thereto, without the prior written consent of Parent. Each Stockholder hereby consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (the form of which shall be subject to prior approval by such Stockholder or its Representatives, not to be unreasonably withheld, conditioned or delayed), and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other Transactions contemplated by the Merger Agreement.

(d) Additional Owned Shares. Each Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

(e) Spousal Consent. If an Individual Stockholder is married, such Stockholder shall deliver to Parent and Merger Sub, not later than September 30, 2013, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Exhibit A.

(f) Unanimous Written Consent of General Partners. The LP Stockholder and the Individual Stockholders shall deliver to Parent and Merger Sub, concurrently herewith, a unanimous written consent duly executed by Individual Stockholders (the “LP Consent”), in the form attached hereto as Exhibit B. The LP Stockholder and the Individual Stockholders shall not terminate, amend, or otherwise modify the LP Consent or that certain Limited Partnership Agreement of Krehbiel Limited Partnership, dated June 11, 1993 (as previously amended, restated, modified or otherwise supplemented from time to time), in any manner that would render the designation of authority contemplated by the LP Consent ineffective, void or otherwise unenforceable.

5. Representations and Warranties of Stockholders.

Each Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Such Stockholder is the sole record and beneficial owner of (i) the Owned Shares and (ii) the Equity Interests convertible into or exchangeable or exercisable for Owned Shares or other Equity Interests in the Company, in each case, set forth on Schedule I (the “Disclosed Owned Securities”). The Disclosed Owned Securities constitute all of the Equity Interests in the Company owned of record or beneficially by such Stockholder or its Affiliates on the date hereof and neither such Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any other Equity Interests of the Company or any Equity Interests convertible into or exchangeable or exercisable for Shares or such other Equity Interests, in each case other than the Disclosed Owned Securities. Such Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Covered Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement) (collectively, “Liens”), except as set forth in Amendment No. 11 of Stockholders’ Schedule 13D filed on May 6, 2011.

(b) Organization and Qualification. The LP Stockholder is a limited partnership duly organized and validly existing in good standing under the laws of the State of Illinois. Each Trust Stockholder is a trust organized and validly existing in good standing under the laws of the State of Illinois.

(c) Authority. Each Stockholder has all necessary power and authority and legal capacity to execute, deliver and perform all of such Stockholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Stockholder or its general partners or trustee, as the case may be, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms.

(e) No Filings; No Conflict or Default. Except for any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution and delivery of this Agreement by each Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which the Covered Shares may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to such Stockholder or any of such Stockholder’s properties or assets, (iii) constitute a violation by such Stockholder of any law or regulation of any jurisdiction, (iv) in the case of the LP Stockholder, contravene or conflict with the LP Stockholder’s certificate of limited partnership or partnership agreement, or (v) in the case of a Trust Stockholder, contravene or conflict with such Stockholder’s governing documents, except for any such breach, default, conflict or violation which individually or in the aggregate would not impair or adversely affect such Stockholder’s obligations or ability to perform such Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.

(f) No Litigation. As of the date hereof, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of each Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(g) Receipt; Reliance. Each Stockholder has received and reviewed a copy of the Merger Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

6. Termination.

The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Parent and Stockholders, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to its termination and (B) the last paragraph of Section 3(b), this Section 6 and Section 8 (other than Section 8(b)) shall survive any termination of this Agreement.

7. No Limitation. Nothing in this Agreement shall be construed to prohibit a Stockholder who is an officer or member of the Board of Directors of the Company from taking any action solely in his or her capacity as an officer or member of the Board of Directors of the Company or from taking any action with respect to any Acquisition Proposal solely in their capacity as such an officer or director.

8. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Stockholder agrees to use all reasonable efforts to take, or cause to be taken, all reasonably requested actions, and to do, or cause to be done, all reasonably requested things necessary, proper or advisable under applicable laws to consummate and make effective the arrangements contemplated hereby. Upon Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional reasonably requested documents and take all such further reasonably requested lawful action as may be necessary or desirable to consummate and make effective the arrangements contemplated hereby. Without limiting the foregoing, each Stockholder shall execute and deliver to Parent and any of its designees any additional proxies, including with respect to Additional Owned Shares, reasonably requested by Parent in furtherance of this Agreement.

(c) No Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that each of Parent or Merger Sub may assign this Agreement and any of their respective rights and obligations hereunder to any direct or indirect Subsidiary of Parent, without the consent of the Company. Any purported assignment in violation of this Agreement is void. No assignment by Parent shall relieve Parent of its obligations under this Agreement.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by such Stockholder and its Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators, representatives or successors.

(e) Modification or Amendments. Subject to the provisions of applicable law, the parties hereto may modify or amend this Agreement by action taken by or on behalf of their respective boards of directors, trustees or other governing body by written agreement executed and delivered by duly authorized officers of the respective parties.

(f) Notice. Except as set forth in Section 2(b)(i), all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received) (i) upon receipt, if delivered personally or by first class mail, postage pre-paid, (ii) on the date of transmission, if sent by facsimile transmission (with confirmation of receipt), or (iii) on the business day after dispatch, if sent by nationally recognized, documented overnight delivery service, as follows:

If to any Stockholder:

At the address and facsimile number set forth on Schedule I hereto.

If to Parent or Merger Sub:

Koch Industries, Inc.

4111 East 37th Street North

Wichita, Kansas

Attention: Raffaele Fazio

Facsimile: (316) 828-8602

Copy to:

Latham & Watkins LLP

233 Wacker Drive, Suite 5800

Chicago, IL 60606

Attention: Mark D. Gerstein

                  Bradley C. Faris

Facsimile: (312)-993-9767

E-mail Address: mark.gerstein@lw.com

                               bradley.faris@lw.com

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h) Specific Performance and Other Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in the event of such breach no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, in addition to any other remedy to which such party is entitled at law or in equity, each party shall be entitled, without proof of damages, to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, and to temporary, preliminary and permanent injunctive relief (without the requirement of posting bond) to prevent breaches or threatened breaches of, or to enforce compliance with, any of the provisions of this Agreement without the necessity of posting bond or other security or undertaking (any requirements therefor being expressly waived). Each party agrees that it will not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k) Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the law of, the state of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(l) Submission to Jurisdiction. The parties hereby irrevocably submit for themselves and their property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or if such Court shall not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware, and any appellate court from any appeal thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any proceeding for the interpretation or enforcement hereof or of any such document or transaction, that it is not subject thereto or that such proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware or such Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 8(f) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDINGS, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(m).

(n) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(o) Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(p) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

Koch Industries, Inc., a Kansas corporation

By:	/s/ Steven J. Feilmeier
Name: Steven J. Feilmeier
Title:Executive Vice President and Chief Financial Officer

Koch Connectors, Inc., a Delaware corporation

By:	/s/ Matthew Flamini
Name: Matthew Flamini
Title: President

STOCKHOLDERS:

Krehbiel Limited Partnership	Krehbiel Children’s Trust dated December 15, 1976

By: John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended, its General Partner

By: /s/ John H. Krehbiel, Jr. John H. Krehbiel, Jr. Trustee	By: /s/ John H. Krehbiel, Jr. Name: John H. Krehbiel, Jr. Title: Trustee

John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended	Fredrick A. Krehbiel Trust dated June 4, 1981, as amended

By: /s/ John H. Krehbiel, Jr. Name: John H. Krehbiel, Jr. Title: Trustee	By: /s/ Frederick A. Krehbiel Name: Frederick A. Krehbiel Title: Trustee

John H. Krehbiel, Sr., Trust H under agreement dated April 4, 1973

By: /s/ Frederick A. Krehbiel Name: Frederick A. Krehbiel Title: Trustee	By: /s/ Frederick A. Krehbiel Name: Frederick A. Krehbiel

By: /s/ John H. Krehbiel, Jr. Name: John H. Krehbiel, Jr.

[Signature page to Voting Agreement]

SCHEDULE I

Name and Contact Information for Stockholders	Number of Shares Beneficially Owned
Krehbiel Limited Partnership 2222 Wellington Court Lisle, Illinois 60532 Attention: Frederick A. Krehbiel Facsimile No.: (630) 416-4962	18,907,343 shares of Common Stock

John H. Krehbiel, Sr., Trust H under agreement dated April 4, 1973 2222 Wellington Court Lisle, Illinois 60532 Attention: Fredrick A. Krehbiel Facsimile No.: (630) 416-4962	1,753,137 shares of Common Stock 2,552 shares of Class B Common Stock 52,921 shares of Class A Common Stock

John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended 2222 Wellington Court Lisle, Illinois 60532 Attention: John H. Krehbiel, Jr. Facsimile No.: (630) 416-4962	8,997,531 shares of Common Stock 41,949 shares of Class B Common Stock 4,511,332 shares of Class A Common Stock

Fredrick A. Krehbiel Trust dated June 4, 1981, as amended 2222 Wellington Court Lisle, Illinois 60532 Attention: Frederick A. Krehbiel Facsimile No.: (630) 416-4962	98,180 shares of Common Stock 41,949 shares of Class B Common Stock 2,076 shares of Class A Common Stock

Krehbiel Children’s Trust dated December 15, 1976 2222 Wellington Court Lisle, Illinois 60532 Attention: John H. Krehbiel, Jr. Facsimile No.: (630) 416-4962	110,637 shares of Common Stock 17,788 shares of Class A Common Stock

John H. Krehbiel, Jr. 2222 Wellington Court Lisle, Illinois 60532 Facsimile No.: (630) 416-4962	6,952 shares of Common Stock 1 share of Class B Common Stock 3,602 shares of Class A Common Stock

Frederick A. Krehbiel 2222 Wellington Court Lisle, Illinois 60532 Facsimile No.: (630) 416-4962	3,745 shares of Common Stock 1 share of Class B Common Stock 3,666 shares of Class A Common Stock

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Voting and Support Agreement, dated as of September 9, 2013, by and among John H. Krehbiel, Jr., Frederick A. Krehbiel, Krehbiel Limited Partnership, an Illinois limited partnership, Krehbiel Children’s Trust dated December 15, 1976, John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended, Frederick A. Krehbiel Trust dated June 4, 1981, as amended, John H. Krehbiel, Sr., Trust H under agreement dated April 4, 1973, Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (the “Voting and Support Agreement”), the undersigned, spouse of Frederick A. Krehbiel, has been given a copy of, and has had an opportunity to review, the Voting and Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Voting and Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting and Support Agreement. I agree to be bound by and accept the provisions of the Voting and Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Shares (as defined in the Voting and Support Agreement) of the Company held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting and Support Agreement.

/s/ K. L. Krehbiel
(Signature)

Name:	K. L. Krehbiel
(Please Print)

Dated: September 8, 2013

CONSENT OF SPOUSE

In consideration of the execution of that certain Voting and Support Agreement, dated as of September 9, 2013, by and among John H. Krehbiel, Jr., Frederick A. Krehbiel, Krehbiel Limited Partnership, an Illinois limited partnership, Krehbiel Children’s Trust dated December 15, 1976, John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended, Frederick A. Krehbiel Trust dated June 4, 1981, as amended, John H. Krehbiel, Sr., Trust H under agreement dated April 4, 1973, Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (the “Voting and Support Agreement”), the undersigned, spouse of John H. Krehbiel, Jr., has been given a copy of, and has had an opportunity to review, the Voting and Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Voting and Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting and Support Agreement. I agree to be bound by and accept the provisions of the Voting and Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Shares (as defined in the Voting and Support Agreement) of the Company held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting and Support Agreement.

/s/ K. K. Krehbiel
(Signature)

Name:	K. K. Krehbiel
(Please Print)

Dated: September 8, 2013

EXHIBIT B

UNANIMOUS WRITTEN CONSENT OF

THE GENERAL PARTNERS OF THE KREHBIEL LIMITED PARTNERSHIP

The undersigned, being all of the general partners (the “General Partners”) of the Krehbiel Limited Partnership, an Illinois limited partnership, in lieu of a meeting of the General Partners and pursuant to the authority of Section 118 of the Illinois Uniform Limited Partnership Act, as amended, and Section 7.4 of that certain Limited Partnership Agreement of Krehbiel Limited Partnership, dated June 11, 1993 (as previously amended, restated, modified or otherwise supplemented from time to time, the “Partnership Agreement”), hereby consent that in the event of the bankruptcy, death, legal incompetency, incapacitation or other disability of John H. Krehbiel, Jr. or Fred A. Krehbiel, the other General Partner is hereby irrevocably designated, pursuant to Section 7.3 of the Partnership Agreement, to act on behalf of all of the General Partners in exercising the rights, powers, duties and authority of all of the General Partners with respect to that certain Voting and Support Agreement, dated as of September 9, 2013, by and among John H. Krehbiel, Jr., Frederick A. Krehbiel, Krehbiel Limited Partnership, an Illinois limited partnership, Koch Industries, Inc. (“Parent”), a Kansas corporation, and Koch Connectors, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the transactions contemplated thereby.

/s/ John H. Krehbiel, Jr.
(Signature)

Name:	John H. Krehbiel, Jr.
individually and as Trustee of the John H. Krehbiel, Jr. Trust dated October 30, 1985, as amended

Dated: September 9, 2013

/s/ Frederick A. Krehbiel
(Signature)

Name:	Frederick A. Krehbiel
individually and as Trustee of the Frederick A. Krehbiel Trust dated June 4, 1981, as amended

Dated: September 9, 2013